Exhibit 21.1


                       SUBSIDIARIES OF THE REGISTRANT
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YourDay Acquisition Corp.

Delta Three Israel Ltd.

Internet Technologies Colombia SA

Delta Three Direct LLC (1)







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(1)       The Company is in the process of dissolving this subsidiary.